                                                                     EXHIBIT 3.8

                             DATED 31ST AUGUST 1999







                               MADGE NETWORKS N.V.

                                       and

                                   OLICOM A/S




                    ----------------------------------------

                       Agreement for the Sale and Purchase
               of assets relating to Olicom's token ring business

                    ----------------------------------------












                                   Bird & Bird
                                 90 Fetter Lane
                                 London EC4A 1JP
                               Tel: 0171-415 6000
                               Fax: 0171-415 6111
                              Ref: DXK/NXB/MADGE.5

                                    CONTENTS

1.       DEFINITIONS AND INTERPRETATION..........................................................................1

2.       SALE OF THE ASSETS.....................................................................................10

3.       CONSIDERATION..........................................................................................12

4.       .........................................................................................................

5.       COMPLETION.............................................................................................13

6.       TRANSFERRING EMPLOYEES.................................................................................14

7.       APPORTIONMENT..........................................................................................15

8.       WARRANTIES.............................................................................................16

9.       COVENANTS BY THE SELLER................................................................................17

10.      POST-COMPLETION OBLIGATIONS............................................................................19

11.      TRANSITION.............................................................................................19

12.      INTELLECTUAL PROPERTY RIGHTS...........................................................................20

13.      ANNOUNCEMENTS AND CONFIDENTIALITY......................................................................23

14.      COSTS..................................................................................................24

15.      ASSIGNMENT.............................................................................................24

16.      GENERAL................................................................................................25

17.      APPLICABLE LAW AND JURISDICTION........................................................................26

18.      NOTICES................................................................................................26

         SCHEDULE 1
         .........................................................................................................
         SCHEDULE 2
         .........................................................................................................
         SCHEDULE 3
         .........................................................................................................
         SCHEDULE 4
         .........................................................................................................

         SCHEDULE 5
         .........................................................................................................
         SCHEDULE 6
         .........................................................................................................
         SCHEDULE 7
         .........................................................................................................
         SCHEDULE 8
         .........................................................................................................
         SCHEDULE 9
         .........................................................................................................
         SCHEDULE 10
         .........................................................................................................
         SCHEDULE 11
         .........................................................................................................
         SCHEDULE 12
         .........................................................................................................
         SCHEDULE 13
         .........................................................................................................
         ANNEX 1
         .........................................................................................................
         ANNEX 2
         .........................................................................................................

THIS AGREEMENT is made on 31st August 1999

BETWEEN

(1) MADGE NETWORKS NV a company organized under the laws of the Netherlands whose registered office is at Transpolis Schipol Airport, Polaris Avenue 23, 2132 JH Hoofdorp, the Netherlands (the "BUYER"); and

(2) OLICOM A/S, a company incorporated in Denmark, whose principal office is at Nybrovej 114, DK-2800 Lyngby, Denmark (the "SELLER").

BACKGROUND

A. The Seller and its subsidiaries carry on the Business which involves the use of the Assets.

B. The Seller wishes to sell and (as appropriate) will procure that its subsidiaries will sell and the Buyer wishes to buy the Assets.

OPERATIVE PROVISIONS

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement and the Schedules, the following terms shall have the following meanings unless otherwise stated:

         "ACCOUNTS" means the audited consolidated balance sheet of the Seller and the audited profit and loss account of the Seller and its subsidiaries for the year ended on the Accounts Date, together in each case with the related notes, directors' report and auditor's report;

         "ACCOUNTS DATE" means 31 December 1998;

         "AGREED FORM" means in the form agreed between the Seller and the Buyer and initialed by each of them or their representatives before execution of this Agreement, with any amendments which they subsequently agree in writing;

         "ASSETS" means all the assets and rights owned by the Seller or other members of the Seller's Group relating to the Business as described in clause 2 and includes, where the context permits, each or any of them;

         "ASSIGNED CONTRACTS" means the contracts listed in the Third Schedule to the IPR Agreement and any Contracts which become Assigned Contracts after the Completion Date pursuant to paragraph 2.1 of Schedule 6;

         "ASSUMED LIABILITIES" means:

         (a) all liabilities of the Seller in respect of obligations falling due for performance or satisfaction after the Completion Date (or in respect of contracts assigned pursuant to paragraph 2.1 of Schedule 6, after the date of assignment of such contracts) in respect of contractual or other obligations of the Seller relating to the Assets to the extent disclosed or identifiable from the written terms of any of the Disclosure Documents, but not including (i) any liabilities in respect of express or implied warranties given by any member of the Seller's Group if not included in the Assumed Warranty Obligations and (ii) any liabilities specifically excluded pursuant to the terms of this Agreement or the Intellectual Property Rights Agreements and (iii) any liabilities relating to the Distribution Contracts which are included solely for the purpose of the Inventory Agreement;

         (b) all liabilities of the Seller in respect of Assumed Warranty Obligations; provided that the Seller shall indemnify the Buyer's Group against all costs and liabilities incurred by the Buyer's Group in connection with warranty claims associated with any latent and material defects discovered within a period of one year from the Completion Date in products sold by the Seller before the Completion Date; and

         (c) all liabilities of the Seller in relation to the Transferring Employees to the extent that such liabilities relate to the period after the Completion Date;

         (d) all liabilities of the Seller in relation to the Call Off and Scheduled Orders to the extent that performance falls due from the sixth day after the Completion Date;

         "ASSUMED WARRANTY OBLIGATIONS" means

         (a) Warranty Obligations relating to Transferred Products other than those liabilities retained by the Seller pursuant to
                  Schedule 10 (Technical Support) and other than Warranty Obligations associated with latent and material product defects in products sold by the Seller before the Completion Date; and

         (b) Warranty Obligations the Buyer has elected in writing to perform in relation to Discontinued Products pursuant to Paragraph 1.15 of Schedule 6 to the extent stated in that clause and in relation to Discontinued RMA Stock pursuant to paragraph 8 of Schedule 7 to the extent stated in that clause.

         "BUSINESS" means the business of the Seller and other members of the Seller's Group involving the design, manufacture, distribution and sale of Token Ring Products as carried out by the Seller at Completion;

         "BUSINESS DAY" means a day (excluding Saturday, Sunday, Christmas Day or New Year's Day) which is also a day on which clearing banks in New York and Copenhagen are open for the conduct of banking business;

         "BUSINESS INFORMATION" means:

         (a) all information, know-how and techniques (whether or not confidential and in whatever form held) owned by the Seller and members of the Seller's Group (including correspondence relating to the Contracts) and which relates to all or any part of the Business or the Assets;

         (b) all information held by the Seller relating to the supply of CCU products to customers of the Seller including without limitation, the names and addresses of customers, the type/model of CCU product supplied and the date of supply);

         (c) all information held by the Seller relating to the warranty cards completed by Customers (including without limitation, the names and addresses of' customers who have completed warranty cards, the Token Ring Product supplied and the date of supply.

         "BUYER'S GROUP" means the Buyer and each of its subsidiaries, its holding company and any subsidiaries of its holding company, including any entity, which had it been formed and registered as a company in England and Wales would have fallen within this definition;

         "BUYER'S SOLICITORS" means Bird & Bird, 90 Fetter Lane, EC4A 1JP;

         "BUYER'S YEAR 2000 STATEMENT" means the statements made on the Buyer's website under the heading "Madge Networks Token Ring and ATM Year 2000 Compliance Test Room Report (Issues)" dated July 1999, a complete and accurate copy of which is contained in Schedule 11;

         "CALL OFF AND SCHEDULED ORDERS" means any order in the order book of the Seller that has not been shipped by the end of the fifth day after Completion

         "CLAIM" means any claim for breach of Warranties;

         "CLEARSIGHT" means OC8000 Clearsight for Open View v 10.3 (w/HP OV D.03) and Clearsight for Open View NNM/NT v 10.3;

         "COMPLETION" means completion of the sale and purchase of the Assets pursuant to this Agreement and in accordance with Clause 5;

         "COMPLETION DATE" means the date on which Completion occurs;

         "CONTRACTS" means the End User Contracts, the Maintenance Contracts, the Supplier Contracts and the OEM Contracts;

         "CUSTOMER" means any person who has directly or indirectly purchased Token Ring Products from any member of the Seller's Group at any time on or before Completion;

         "DATABASE" means the database containing details of all Customers;

         "DISCONTINUED PRODUCTS" means Token Ring Products manufactured or supplied by the Seller prior to Completion which at the sole discretion of the Seller have been discontinued prior to Completion as listed in Part B of Schedule 8;

         "DISCONTINUED RMA STOCK" means RMA Stock manufactured or supplied by the Seller which at the sole discretion of the Seller has been discontinued prior to Completion;

         "DISTRIBUTION CONTRACTS" means those contracts between members of the Seller's Group and distributors relating to the Business relating to the supply of goods or equipment or the provision of maintenance or other services which are listed in Part C of Schedule 1;

         "DISCLOSURE DOCUMENTS" means the documents attached as annexure 1 initialed by or on behalf of the parties and listed in the index of disclosure documents set out in Schedule l4;

         "EMPLOYMENT REGULATIONS" means the Acquired Rights Directive (77/187/EEC as it is applied in each member state of the European Union in which employees employed in the Business are based including, without limitation, the United Kingdom, Austria, Denmark, France, Germany, Spain, Norway, Sweden or such analogous legislation in any other country in which employees employed in the Business are based including, without limitation the United States of America, Japan, Poland;






         "END USER CONTRACTS" means the contract dated 22 June 1999 between Olicom Inc. and the State of Ohio and the contract dated 20 November 1995 between the Seller and State Farm Mutual Automobile Insurance Company;

         "EQUIPMENT" means all moveable equipment and tooling used for research and development, manufacture and repair and maintenance services in connection with the Business as described in Part A of Schedule 1;






         "FINANCIAL INFORMATION" means the financial information contained in the documents referred to in 9.1 and 9.2 of the Disclosure Documents;

         "GOODWILL" means the goodwill associated with the Business with the exclusive right to carry on the Business in succession to the Seller and other members of the Seller's Group under the name "Olicom" (subject to license from Olivetti with regard to the use of the wordmark and trademark "Olicom") and the right for the Buyer to represent itself as carrying on business in succession to the Seller provided that:

         (a) the Seller and the Seller's Group shall retain the right to use the wordmark and trademark "Olicom" in connection with any part of any business other than the Business;

         (b) the Buyer shall not be entitled to use the word "Olicom" as any part of its corporate name;

         "INTELLECTUAL PROPERTY RIGHTS AGREEMENTS" means the following agreements in the Agreed Forms to be made between the Seller and the Buyer at Completion relating to the transfer to the Buyer of certain intellectual property rights and other know-how connected with the Business owned by or licensed to the Seller or member of the Seller's
         Group:

         (a)      IPR Agreement,

         (b)      Assignment of Trade Marks;

         (c)      Assignment of Patent Applications;

         (d)      Trade Mark License;

         (e)      Patent License;

         "INTELLECTUAL PROPERTY RIGHTS" or "IPR" means patents, trademarks, service marks. trade names, design rights, copyright (including rights in computer software), rights in know-how and all other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world provided such are in connection with the Business;

         "INVENTORY" has the meaning given in the Inventory Agreement;

         "INVENTORY AGREEMENT" means the agreement in the Agreed Form to be made between the Seller and the Buyer at Completion relating to the valuation of and the parties' rights and obligations with regard to the product inventory of the Seller's Group relating to the Business;

         "MADGE CLARIFY SYSTEM" means Madge's Oracle system database in which Madge logs certain details relating to problems reported by Madge customers relating to products it has supplied;

         "MADGE DATABASE" means the database to be agreed between the parties pursuant to clause 4 of Schedule 6 containing details of whom the Seller exclusively supplied Token Ring Products on or before the Completion Date;

         "MAINTENANCE CONTRACTS" means those contracts between members of' the Seller's Group and customers in connection with the Business for the maintenance of the Seller's Token Ring Products which are listed in Part C of Schedule 1;




         "NON-TRANSFERRING EMPLOYEES" means those employees of the Seller and other members of the Seller's Group employed (and any person who may claim to be so employed) in connection with the Business but who are not Transferring Employees;

         "OEM CONTRACTS" means the contracts made between Olicom and certain manufacturers listed in Part C of Schedule 1;

         "OLICOM DATABASE" means the database to be agreed between the parties pursuant to clause 4 of Schedule 6, containing details of any person to whom the Seller supplied products other than Token Ring Products on or before the Completion Date;

         "OLICOM LOTUS NOTES SYSTEM" means the Seller's Lotus Notes system database in which the Seller logs certain details relating to problems reported by the Seller's customers relating to Token Ring Products it has supplied;

         "PARTIES" means the parties to this Agreement;

         "PERIOD 1" shall bear the meaning given to it in paragraph 1 of the Technical Support Schedule;

         "PERIOD 2" shall bear the meaning given to it in paragraph 1 of the Technical Support Schedule;

         "PERMITS" means all licenses, consents, permits and authorizations issued by any competent governmental or regulatory body and which are held by any member of the Seller's Group in connection with the Business and which are listed in Part A of Schedule 1;

         "QUARTER" means each complete period of three months ending on 30 September, 31 December, 31 March and 30 June;

         "RECORDS" means all lists of Customers, current reports, price lists, cost records, catalogues, records relating to the Transferring Employees and all other records. documents and files relating to the Business or any of the Assets;

         "RMA STOCK" means new or refurbished inventory suitable for shipment to customers in replacement of Token Ring Products under warranty, returned by customers as listed in Part C of Schedule 8;



         "SELLER'S GROUP" means the Seller and each of its subsidiaries, its holding company and any subsidiaries of its holding company, including any entity which had it been formed and registered as a company in England and Wales would have fallen within this definition;

         "SELLER'S SOLICITORS" means Bech-Bruun & Trolle of Norre Farimagsgade 3, DK-1364 Copenhagen K, Denmark;

         "SUPPLIER CONTRACTS" means those contracts entered into on or prior to the Completion Date by or on behalf of the Seller or other members of the Seller's Group for the supply or sale of components and other goods to the Seller in connection with the Business which are listed in Part C of Schedule 1;

         "TAX" means all forms of taxation, duties, imposts, levies, withholdings or liability imposed whether in the United Kingdom or elsewhere and shall further include any penalty, fine or surcharge or interest payable in addition to or in connection with it;

         "TECHNICAL SUPPORT PERIOD" shall bear the meaning given to it in the Technical Support Schedule;

         "TECHNICAL SUPPORT SCHEDULE" means Schedule 10 to this Agreement;

         "TECHNICAL SUPPORT SERVICES" means the technical support services which the Seller will provide to the Buyer in respect of the Transferred Products in accordance with the Technical Support Schedule;

         "TOKEN RING INTERFACE" means a local area network interface implementing and operating substantially in accordance with the IEEE
         802.5 family of standards (including 100Mbit/s, and DTR functions) including, without limitation, an interface implementing either token ring end station or hub or switch functions;

         "TOKEN RING PRODUCTS" means subject to clause 1.8;

         (i) networking products (including, but not limited to, network interface cards, local area network hubs, local area network switches and routers) having one or more Token Ring Interfaces; and

         (ii) network management software required to configure or control such products,

         provided that where a product is modular consisting of a number of customer or field replaceable units then only the customer or field replaceable unit within that product having a Token Ring Interface (and associated network management software) shall be treated as a Token Ring Product. (As an example, only the token ring interface module with a combined Ethernet/token ring local area network switch shall be treated as a Token Ring Product). However, an add-in module solely used to extend the functions of a Token Ring Product shall also be considered a Token Ring Product even if it does not implement a Token Ring Interface (as an example, an ATM uplink module for a token ring switch shall be treated as a Token Ring Product) and Token Ring Product shall have a corresponding meaning;

         "TOKEN RING SERVICES" means maintenance and support services relating to Token Ring Products;

         "TRANSFERRING EMPLOYEES" means those individuals employed by the Seller and members of the Seller's Group and named in Part B of Schedule 1 or any person transferred after the Completion Date pursuant to clause 6.4;

         "TRANSFERRED PRODUCTS" means Token Ring Products manufactured or supplied by the Seller prior to Completion and listed in Part A of
         Schedule 8;

         "TRANSITION SCHEDULE" means Schedule 9 to this Agreement;

         "UNRELEASED PRODUCTS" means Token Ring Products developed or in the process of, development by the Seller prior to Completion (whether or not such development has resulted in a usable Token Ring Product) which have not been manufactured or supplied on a commercial basis prior to Completion;

         "VAT" means value added tax;

         "WARRANTIES" means the warranties on the part of the Seller contained in Clause 8 and Schedule 3 of this Agreement and clause 8 of the IPR Agreement;

         "WARRANTY OBLIGATIONS" means those obligations of any member of the Seller's Group in relation to:

         (a) written warranties given to Customers, re-sellers or distributors concerning products supplied to such persons in connection with the Business to the extent that an accurate copy of the document containing the relevant warranty is contained in the Disclosure Documents; or

         (b) warranties implied by any applicable law or by industry practice to the extent that Token Ring Products designed, manufactured, or supplied by the Buyer on or before the date of' this Agreement are subject to substantially the same implied warranties, but does not include any liabilities in respect of claims for warranty work to be performed which have been notified in writing by a Customer or a reseller or distributor to any member of the Seller's Group on or before the Completion Date or any liability arising from or in connection with any express or implied warranty that a product is Year 2000 Compliant;

         "YEAR 2000 COMPLIANT" shall have the meaning given in the statements made on the Seller's website under the heading "The Year 2000 Challenge" as at 12 August 1999, a complete and accurate copy of which is set out in the Disclosure Documents;

         "YEAR 2000 CONFORMITY" shall have the meaning as set out in the Buyer's Year 2000 Statement;

         "YEAR 2000 REPORT" means the report by Century Technology Services Inc. on evaluating the Year 2000 effects on the business of the Seller, a complete and accurate copy of which is available in the Disclosure Documents.

1.2      In this Agreement, unless expressly stated otherwise:

         (a) a reference to a person or people includes a reference to any entity which has legal personality by the law of any applicable country or territory;

         (b) a reference to a statute or ordinance or a provision of a statute or ordinance includes a reference to any amendment, or re-enactment of it, any subordinate legislation (as defined in s.21(1) Interpretation Act 1978 or other applicable law) made under it and any previous statute or provision re-enacted by it, including, without limitation, orders in council, orders and any subordinate legislation to such orders, in any case before or after the date of this Agreement except to the extent that any amendment, re-enactment or subordinate legislation coming into force after the date of this Agreement would increase or extend the liability of any party to this Agreement to any other party under this Agreement;

         (c) a reference to a clause, schedule or to the parties is to a clause or schedule or the parties of or to this Agreement, and a reference in any schedule to a paragraph is to a paragraph of that schedule;

         (d) a reference to any action, legal document, remedy, proceedings, status or other legal concept shall, in respect of any foreign jurisdiction, relate to whatever in that jurisdiction most closely corresponds to the relevant English term.

1.3      Headings shall be disregarded in construing this Agreement.

1.4 Any undertaking by a party not to do any act or thing includes an undertaking not to allow, cause or assist the doing of that act or thing.

1.5 The ejusdem generis rule shall not apply in the construction of this Agreement, and accordingly general words shall not be given a restrictive meaning by reason of their being followed or preceded by words indicating a particular class or examples of acts or matters.

1.6 References to "$" or "dollars" are to the lawful currency of the United States of America.

1.7      "Subsidiary" and "holding company" shall have the meanings given in
         Section 736 of the Companies Act 1985.

1.8      For the avoidance of doubt:

         (a) routers included under Token Ring Products are not Transferred Products;

         (b) IPR associated with routers are not assigned or licensed under this Agreement by the Seller to the Buyer;

         (c) the Seller shall keep all rights to manufacture, support and enhance routers that support all other technologies than Token Ring;

         (d) the Seller commits to refrain from developing, manufacturing and selling routers with Token Ring ports except for the 7052 TR-variant and the 8012 TR-variant;

         (e) the 7052 TR-variant and the 8012 TR-variant are subject to specific end-of-life provisions specified in the IPR Agreement.

2.       SALE OF THE ASSETS

2.1 On and subject to the terms of this Agreement and with effect from the close of business on the Completion Date the Seller shall sell, and shall procure the sale by each relevant member of the Seller's Group, and the Buyer shall or shall procure that a member of the Buyer's Group shall purchase the following Assets with full title guarantee free from all Encumbrances and together with all rights and benefits attaching or accruing to them:

         (a)      the Goodwill;

         (b)      the Equipment;

         (c)      the Business Information;

         (d)      the Records;

         (e) all Intellectual Property Rights relating to the Business in accordance with the terms of the Intellectual Property Rights Agreements; and

         (f)      the Permits.

2.2 On the Completion Date, the Seller shall and shall procure that each member of the Seller's Group shall assign the Database to the Buyer.

2.3 The Buyer shall not be obliged to complete the purchase of' any of the Assets unless the purchase of all of the Assets is completed simultaneously.

2.4 The Buyer undertakes with effect from the Completion Date to assume and perform the obligations of the Seller under the Assigned Contracts in accordance with their terms to the extent that they are Assumed Liabilities and shall become entitled to the benefits of the Seller under the Assigned Contracts, provided that nothing in this Agreement shall require the Buyer to perform any obligation or satisfy any liability arising under the Assigned Contracts save to the extent that such obligations or liabilities are as stated in the Assigned Contracts, complete and accurate copies of which are contained in the Disclosure Documents, provided that in respect of any Assigned Contracts which are assigned pursuant to paragraph 2.1 of Schedule 6, references in this clause to the Completion Date shall be deemed to be a reference to the date of assignment of such Assigned Contract.

2.5 Following Completion the Buyer shall be responsible for discharging the Assumed Liabilities and shall indemnify the Seller against all actions, proceedings, costs, damages, claims or demands brought or made against the Seller in connection with the Assumed Liabilities.

2.6      Nothing in this Agreement:

         (a) shall require the Buyer to perform any obligation or satisfy any liability save to the extent that such obligation or liability is an Assumed Liability or is expressly stated in this Agreement;

         (b) without prejudice to the generality of 2.6(a), shall require the Buyer to perform any obligation or satisfy any liability of the Seller's Group:

                  (i)      in respect of support for Discontinued Products;

                  (ii) in respect of liabilities relating to promotional or marketing offers in effect on or before the Completion Date whether or not applying to the supply of products and services after the Completion Date;

                  (iii) in respect of liabilities relating to special pricing, rebates, special cash incentives to distributors or resellers and other similar incentive payments in effect on or before the Completion Date whether or not applying to the supply of products and services after the Completion Date;

         (c) shall make the Buyer liable for or impose any obligation oil the Buyer in respect of any act, neglect, default or omission of the Seller unless specifically stated in this Agreement.

2.7 The Seller shall indemnify the Buyer against all costs, claims, demands and liabilities in respect of all debts, liabilities and obligations (including, without limitation, as described in clause 2.6) asserted against the Buyer or any member of the Buyer's Group not included in Assumed Liabilities. In relation to any Third Party Claim (as defined in clause 3.5 of Schedule 4) for which the Buyer is entitled to seek an indemnity from the Seller under this clause, the Seller shall be entitled to take such action at its expense (including without limitation, settle or compromise with the Third Party) in relation to the Third Party, Claim as it shall in its absolute discretion decide.

2.8 The Seller shall indemnify the Buyer's Group against all costs, claims, demands and liabilities in respect of all debts, liabilities and obligations asserted against the Buyer or any member of Buyer's Group arising in relation to:

         (a) any products supplied by the Seller to any third party prior to the Completion Date not being Year 2000 Compliant;

         (b) Transferred Products manufactured by the Buyer after the Completion Date to the specifications used by the Seller prior to the Completion Date not having Year 2000 Conformity provided that:

                  (i) the Seller shall not be liable under this clause where such Transferred Products fail to have Year 2000 Conformity as a result of any modifications made to such specifications by the Buyer; and

                  (ii) the Seller shall not be liable under this clause unless written notice of any claim is given to the Seller on or before 1 April 2000.

3.       CONSIDERATION

5.       COMPLETION

5.1 Completion shall take place at the offices of the Buyer's Solicitors. At Completion the Seller and the Buyer shall each perform their respective obligations in relation to the sale and purchase of the Assets in accordance with Parts A and B of Schedule 2.

5.2 The Seller shall continue to carry on the Business for its own benefit and at its own risk up to the close of business on the Completion Date at which time the Assets shall be transferred to the Buyer.

5.3 If on the Completion Date the Seller fails to comply with any of the provisions of' Schedule 2 but shall be able to comply with all of the provisions of Schedule 2 within no more than twenty Business Days, the Seller may by notice to the Buyer postpone Completion by up to twenty Business Days provided that the Seller shall not be able to postpone Completion more than once.

5.4 If on the postponed Completion Date either party fails to comply with any of the provisions of Schedule 2, the other party may by notice to the party in default:

         (a)      terminate this Agreement; or

         (b) proceed to Completion, in which case the party in default shall be obliged to fulfill those of its obligations under
                  Schedule 2 as it is then able and to fulfill any unfulfilled obligations under Schedule 2 on any later date specified in the notice.

5.5 Beneficial ownership and risk in respect of the Assets shall pass to the Buyer from the close of business on the Completion Date at which time the Assets shall be transferred to the Buyer.

5.6 Neither the Buyer nor the Seller shall be entitled to rescind or repudiate this Agreement or any other agreement in the Agreed Form referred to in Schedule 13 for any reason unless expressly stated or for fraudulent misrepresentation whether before or after Completion.

6.       TRANSFERRING EMPLOYEES

7.       APPORTIONMENT









7.2 All periodical sums receivable in respect of the Assets (including, but not limited to, license fees and other similar sums) shall be apportioned between the Seller and the Buyer on a time basis so that such part of the relevant periodical sums as is attributable to the period ending on and including the Completion Date shall be for the benefit of the Seller and such part of the relevant periodical sums as is attributable to the period commencing on the day following the Completion Date shall be for the benefit of the Buyer. However, any part of such license fees or other sums received by the Seller or Buyer, which represent VAT chargeable on the amount received by the Seller or Buyer shall (as relevant) be paid in full to or retained in full by the party which is required to account to the relevant authority for VAT on such.

7.3 The Seller and the Buyer shall indemnify each other from and against any actions, proceedings, damages, costs, claims and demands arising from or in connection with the charges or outgoings apportioned pursuant to clause 7.1 and any failure to discharge them.

7.4 All payments due from one party to the other pursuant to this clause 7 shall be paid within five Business Days after the end of each month after the Completion Date in respect of amounts accruing during that month. Each party shall provide the other with appropriate evidence of the calculation of such amounts.

8.       WARRANTIES

8.1      SELLER'S WARRANTIES

         (a) The Seller warrants to the Buyer in the terms of the Warranties.

         (b) The Warranties are given subject only to matters disclosed in the Disclosure Documents meaning that the Seller shall not have any liability for any Claim based on any fact, matter, or circumstance having been disclosed in this Agreement or by the Disclosure Documents.






         (d) Each of the Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty or any other provision in this Agreement.

         (e) The Seller agrees with the Buyer (for itself and as trustee for each of the Transferring Employees):

                  (i) that the giving by any Transferring Employee to the Seller or its respective agents or advisers of any information or opinion in connection with the Warranties or any of the other agreements to be entered into pursuant to this agreement or other-wise in relation to the Business shall not be deemed to be a representation, warranty or guarantee to the Seller of the accuracy of such information or opinion;

                  (ii) to waive any right or claim which it may have against any Transferring Employee or for any error, omission or misrepresentation in any such information or opinion save for any such right or claim based on gross negligence or willful conduct; and

                  (iii) that any such right or claim shall not constitute a defense to any claim by the Seller under or in relation to this agreement (including the Warranties) or any of the other agreements to be entered into pursuant to this agreement save for any such right or claim based on gross negligence or willful conduct.

         (f) Part A of Schedule 4 shall apply to limit or exclude in accordance with its terms, any liability which the Seller might otherwise have in respect of a breach of the Warranties, provided that (a) the provisions of Part A of Schedule 4 shall not apply to any such liability in circumstances of fraud by or on behalf of the Seller; or (b) the provisions of paragraph 2 of Schedule 4 shall not apply in circumstances of willful non-disclosure by or on behalf of the Seller. References in
                  Schedule 4 to the Buyer and the Seller shall (apart from paragraph 3.15 of Part A and paragraph 10 of Part B) be deemed to be references to the Buyer's Group and the Seller's Group respectively.

         (g) The Warranties shall continue in full force and effect notwithstanding Completion.

8.2      BUYER'S WARRANTIES

         (a)      The Buyer warrants that:

                  (i) it has the requisite power and authority to enter into and perform this Agreement and the agreements to be entered into pursuant to it.

                  (ii) it does not require the consent, approval or authority of any other person to enter into or perform its obligations under this Agreement.

                  (iii) the execution and delivery of and the performance by the Buyer of its obligations under this Agreement and the agreements to be entered into pursuant to it will not:

                           (A) be or result in a breach of, or constitute a default under, any agreement, instrument or arrangement to which the Buyer is a party or by which the Buyer is bound; or

                           (B) be or result in a breach of any order, judgement or decree of any court or governmental agency to which the Buyer is a party or by which the Buyer or the Business is bound; or

                           (C) be or result in a breach of any of the provisions of the memorandum or articles of association of the Buyer.

9.       COVENANTS BY THE SELLER

9.2

POST-COMPLETION OBLIGATIONS

10.1 The Seller shall, and shall procure that members of the Seller's Group shall after Completion comply with Schedule 6 and the Technical Support Schedule.

10.2 The Buyer shall, and shall procure that member's of the Buyer's Group shall after Completion comply with Schedule 7 and the Technical Support Schedule.

11.      TRANSITION

11.1     GENERAL

         (a) The Seller shall, and shall procure that members of the Seller's Group shall after Completion use all reasonable endeavours to comply with the Transition Schedule and to carry into effect the matters referred to in it.

         (b) The Buyer shall, and shall procure that members of the Buyer's Group shall after Completion use all reasonable endeavors to assist, make timely management and operational decisions, give advice, answer queries, conduct any audits (as defined in the Transition Schedule) as may be reasonably required by the Seller and allocate relevant resources in order to carry into effect the matters referred to in the Transition Schedule.

         (c) The Seller agrees to provide at no cost to the Buyer a translation of any Technical Documents (as defined in the IPR Agreement) transferred in connection with this Agreement after the Completion Date which are not in the English language provided that where the Seller has any documents that are not in the English language which are translations of documents originally in the English language it shall not be obliged to provide a translation.

         (d) The Seller agrees to use its reasonable endeavours to transfer or to make arrangements to transfer to the Buyer all rights related to the electronic identity and address ranges (IEEE) embedded in the Transferred Products.





         (f) The Seller undertakes with the Buyer that it will not grant a sub-lease relating to any sales offices occupied by it on or before the Completion Date without (a) first giving the Buyer written notice and allowing it 21 Business Days from the date of service of such notice to state in writing whether it wishes to take the sub-lease; and (b) if the Buyer wishes to negotiate the terms of such sublease in good faith with the Buyer provided that, if such terms have not been agreed within a period of 30 Business Days after they commence, the Seller shall be free to enter into a sub-lease relating to that office with any other person on no more favorable terms to the sub-tenant.

12.      INTELLECTUAL PROPERTY RIGHTS

12.1     GENERAL

         (a) All intellectual property rights (including patents, registered designs, unregistered designs, copyrights, technical information or know how and similar rights worldwide) arising in the course of or as a consequence of the Seller undertaking development work under the Transition Schedule shall belong to the Buyer. Without prejudice to the above, the Seller shall have a non-exclusive license to use any know-how developed in the course of or as a consequence of the Seller undertaking such development work for purposes not related to Token Ring Products or Token Ring Services.

         (b) Such intellectual property shall be free of all third party claims of ownership and all work undertaken by the Seller in which Intellectual Property Rights might arise shall be its own original work.

         (c) The Seller shall (a) forthwith communicate to the Buyer any designs, discoveries, inventions or other matters potentially the subject to such Intellectual Property Rights, (b) shall not disclose them (or any proposals communicated to it by the Buyer, which proposals it shall retain in confidence) to any third party without the prior written consent of the Buyer, to which they shall belong and (c) deliver all documents, drawings, models, samples. prototypes and the like prepared by or for the Seller in each case to the extent that such matters relate to the development work under the Transition Schedule;

         (d) Further, to the extent that full legal title to any copyright so arising shall fall automatically to belong to the Buyer by virtue of the above provisions the Seller shall hold such right on trust for the Buyer absolutely, and shall forthwith at the request of the Buyer execute or procure the execution of any document required by the Buyer to vest in it (or as it shall direct) the full legal title to such copyright and to enable it (or its nominee) to enjoy the benefit of such right.

         (e) The Seller agrees that it shall (and shall procure that any member of the Seller's Group shall) where it has agreed under the Transition Schedule to provide Business Information and any other information or documentation to the Buyer, provide true and accurate copies of such information on or before any date stipulated or where not stipulated as soon as reasonably practicable.

         (f)      If there is any conflict between the provisions of this clause
                  12.1 and the provisions of the IPR Agreement, the provisions of this Agreement shall prevail.

12.2     DISPUTES

         (a) In the case of any disputes between the parties as to any matter arising out of or in connection with the Transition Schedule or any disputes relating to the failure of any party to perform an obligation under the Transition Schedule the parties shall procure that the operational directors of the Buyer and Seller with responsibility for the relevant area in dispute shall meet to attempt in good faith to resolve the dispute. The meeting shall be held within 7 days of a written request from one party to the other. This request must set out full details of the dispute.

         (b) If the dispute is not resolved as a result of the meeting referred to in paragraph 11.3(a), the parties will procure that a meeting between the relevant senior executive of the Seller and a director of the Buyer shall be held within 7 days of a written request from one party to the other.

         (c) If the dispute is not resolved as a result of the director's meeting referred to in clause 12.2(b), either party may propose to the other at such meeting or subsequently in writing that negotiations be entered into with the assistance of a neutral adviser ("the NEUTRAL ADVISER").

         (d) Unless the parties, within 5 Business Days of a proposal under clause 11.3(c), agree on the appointment of the Neutral Adviser, either party may apply to the Centre for Dispute Resolution at 100 Fetter Lane, London EC4A 1DD ("CEDR") to recommend a non-binding procedure for the resolution of the dispute and to nominate the Neutral Adviser provided always that any Neutral Adviser appointed shall be an expert or have at least 5 years experience in the area of the dispute referred.

         (e) The parties shall within 14 days of the appointment of the Neutral Adviser meet him in order to agree a programme for the exchange of' any relevant information and the structure to be adopted for the negotiating session(s). If considered appropriate, the parties may seek assistance from CEDR to provide guidance on a suitable procedure.

         (f) All negotiations shall be conducted in confidence and without prejudice to the rights of the parties in any future proceedings.

         (g) If the parties reach agreement on the resolution of the dispute, such agreement, including agreement as to the costs of the parties involved in the negotiations and the reference to the Neutral Adviser, shall be reduced to writing and, once it is signed by each party, it shall be binding on the parties. Failing agreement. either of the parties may invite the Neutral Adviser to provide a non-binding but informative opinion in writing. Such opinion shall not be used in evidence in any proceedings commenced pursuant to the terms of this Agreement without the consent of both parties. In the event of failure of agreement resulting from a reference to a Neutral Adviser the fees of the Neutral Adviser and of CEDR will be borne equally by the parties to the dispute and each party will also bear its own costs of the reference.

         (h)      If:

                  (a) the parties do not agree to refer to dispute to a Neutral Adviser pursuant to clause 12.3(c); or

                  (b) the parties fail to reach agreement in the negotiations with the Neutral Adviser.

         then any dispute or difference between them shall be subject to resolution pursuant clause 17.

13.      ANNOUNCEMENTS AND CONFIDENTIALITY

13.1 No announcement relating to the provisions of this Agreement or any matter ancillary to this Agreement shall be made by or on behalf of the Seller or the Buyer without the prior written approval (which shall not be unreasonably withheld or delayed) of the other party save as may be required by any legal or regulatory authority or securities exchange (including, without limitation, Copenhagen Stock Exchange, NASDAQ, and the Securities & Exchange Commission) to which the disclosing party or any member of its group is subject.

13.2 Nothing in clause 13.1 shall prevent the Buyer from writing to the customers, suppliers or employees of the Business after Completion, or if earlier, the date of any public announcement made with the agreement of the parties, notifying them of the acquisition by the Buyer of the Business.

13.3 The Seller shall, and shall procure that each member of the Seller's Group shall, keep confidential and not at any time after the date of this Agreement disclose or make known in any way to anyone (other than the Buyer) or use for its own or any other person's benefit any Business Information or any other information which may have been disclosed or otherwise known to the Seller or any member of the Seller's Group or which may otherwise have come to the attention of the Seller or any member of the Seller's Group (as relevant) and which relates to the Business or Assets.

13.4 The Buyer shall, and shall procure that each member of the Buyer's Group shall, keep confidential and not at any time after the date of this Agreement disclose or make known in any way to anyone or use for its own or any other person's benefit any confidential information relating to the Seller or the Seller's Group which may during the negotiations relating to this Agreement have been disclosed to the Buyer or any member of the Buyer's Group or which during the negotiations relating to this Agreement may otherwise have come to the attention of the Buyer or any member of the Buyer's Group and which does not relate to the Business or Assets.

13.5 The obligations imposed by the provisions of clauses 13.3 and 13.4 inclusive shall not apply:

         (a) to the extent that the information in question is or comes into the public domain without fault on the part of the disclosing party or any member of its Group;

         (b) to the extent that the information in question save, in the case of Business Information, was already known to the disclosing party or any member of its Group at the time the same was disclosed to it or came to its attention;

         (c) to the extent that the information in question (in the case of Business Information, after Completion) has been lawfully disclosed to the disclosing party or any member of its Group by a third party; or

         (d) to the extent that the information in question may be required by any legal or regulatory authority or securities exchange (including, without limitation, the Copenhagen Stock Exchange, NASDAQ and the Securities & Exchange Commission) to which the disclosing party or any member of its Group is subject.

13.6 The parties acknowledge that remedies at law may be inadequate to protect against a breach of clauses 13.3 or 13.4 and the parties therefore agree, in the event of any such breach, not to oppose the granting of injunctive relief, specific performance or other equitable relief in favor of the other part), or any member of its Group without proof of actual damages.

14.      COSTS

14.1 The parties shall pay their own costs and expenses in relation to the preparation, execution and implementation of this Agreement and the agreements referred to in it.

14.2 All stamp duty payable on the transactions effected by this Agreement and fees for registration of transfers of the Intellectual Property Rights are to be borne by the Buyer.

14.3     The obligation to adjust the value added tax accrued
         ("momsreguleringsforpligtelse") shall be taken over by the Buyer without any separate consideration being payable herefore provided that it shall not be greater than $25,000.

15.      ASSIGNMENT

15.1 This Agreement shall be binding upon and inure for the benefit of the successors of the parties but, save as provided in clause 15.2 or with the written consent of the parties, shall not be assignable.

15.2 Each party's rights under this Agreement or any of the other documents referred to in this Agreement may be assigned by that party to any wholly-owned subsidiary of that party or any holding company of that party or any wholly-owned subsidiary of such holding company provided that:

         (a) if such assignee company ceases to be a wholly-owned subsidiary or holding company of that party or a wholly-owned subsidiary of such holding company such rights shall be promptly assigned to another wholly-owned subsidiary of the assigning party or holding company of that party or a wholly-owned subsidiary of such holding company;

         (b) the assigning party shall continue to be liable to the other party pursuant to this Agreement notwithstanding such assignment.

15.3 Where, subsequent to Completion, the Buyer transfers the Business to any member of the Buyer's Group (or any such member of the Buyer's Group transfers the Business to any other member of the Buyer's Group and so on and so forth) such transferee company shall be entitled (for so long as it remains a wholly-owned subsidiary or holding company of the Buyer or a wholly-owned subsidiary of such holding company) to claim under the Warranties as if it were the Buyer under this Agreement.

16.      GENERAL

16.1 This Agreement, together with the agreements to be entered into by the parties pursuant to it, constitutes the entire agreement between the parties relating to the sale and purchase of the Assets and supersedes all previous agreements, arrangements and understanding between the parties in relation to it. Each of the parties acknowledges that in entering into this Agreement it has not relied on any representation, warranty or other assurance except those expressly contained in this Agreement and the documents which the parties will enter into as referred to in this Agreement. Each party waives all rights and remedies which, but for this clause, might be available to it in respect of such representation, warranty or assurance provided that nothing in this clause shall limit or exclude any liability for fraudulent misrepresentation.

16.2 No failure or delay by either party to exercise and no delay, forbearance or indulgence given by it in or before exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of that right, power or remedy or preclude its exercise at any subsequent time or on any subsequent occasion. No single or partial exercise of any remedy or right shall preclude any further exercise of the same or the exercise of any other remedy or right. The remedies and rights provided in this Agreement are cumulative and are not exclusive of any remedies or rights provided by law or otherwise.

16.3 This Agreement may be executed in two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

16.4 The Seller shall and shall procure that any third party shall (so far as is within its power so to do) do, execute and perform all such further deeds, documents, assurances, acts and things as the Buyer may reasonably require to effectively vest in the Buyer the benefit of this Agreement.

16.5 The provisions of this Agreement shall remain in full force and effect after Completion so far as they then remain to be observed and performed.

16.6 No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties.

16.7 If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

17.      APPLICABLE LAW AND JURISDICTION

17.1 This Agreement shall be governed by and construed in accordance with English law. Each of the parties irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement.

17.2 The Seller and Buyer each agree to appoint and maintain the appointment of an authorized agent to receive on their behalf service of process in England.

17.3 The Seller hereby appoints Bird & Bird of 90 Fetter Lane, London, EC4A 1JP (Ref: DXK/NXB) as its authorized agent to receive service of process in England on its behalf and the Buyer hereby appoints Law Debenture Corporate Services Limited of Princes House, 95 Gresham Street, London, EC2V 7LY)(telephone number: 0171 696 5213, fax 0171 696
         5262) as its authorized agent to receive service of process in England on its behalf.

18.      NOTICES

         Any notice or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission (with confirmation or receipt) or sent by nationally recognized courier service, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if sent by facsimile, at the time of receipt of a legible copy thereof or, if sent by internationally recognized courier service, three days after the date of deposit with the courier service, postage prepaid, and shall be sent to the registered office of the party addressed for the attention of "the Secretary".

THIS AGREEMENT has been signed by or on behalf of the parties on the date appearing on page 1.

SIGNED by                           )

MADGE NETWORKS NV                   )       /s/

Acting by:                          )




SIGNED by                           )

OLICOM A/S                          )       /s/

Acting by:                          )